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                             KIRKPATRICK & LOCKHART LLP
                           1800 Massachusetts Avenue, N.W.
                               Washington, D. C.  20036



                                   October 25, 1996


     PaineWebber Investment Trust
     1285 Avenue of the Americas
     New York, New York  10019

     Dear Sir or Madam:

              PaineWebber Investment Trust ("Trust") is an unincorporated voluntary association organized under the laws of Massachusetts on March 28, 1991. We understand that the Trust is about to file a Rule 24f-2 Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended ("1940 Act"), for the purpose of making definite the number of shares which it has registered under the Securities Act of 1933, as amended ("1933 Act"), and which were sold during the fiscal year ended August 31, 1996.

              We have, as counsel, participated in various business and other matters relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of the Declaration of Trust and By-Laws of the Trust, the minutes of meetings of the trustees and other documents relating to the organization and operation of the Trust, and we are generally familiar with its business affairs. Based on the foregoing, it is our opinion that the shares of the Trust sold during the fiscal year ended August 31, 1996, the registration of which will be made definite by the filing of the Rule 24f-2 Notice, were legally issued, fully paid and nonassessable.

              The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that persons with claims against the Trust shall look solely to the Trust property or to the property of more or more series of the Trust for satisfaction of claims. It also states that notice of such disclaimer may be given in any obligation, contract, instrument, certificate, or undertaking made or issued by the Trustees of the Trust on behalf of the Trust. The Declaration of Trust further provides: (i) that the Trust shall indemnify and hold each shareholder harmless from and against all claims and liabilities to which such shareholder may become subject by reason of his being or having been a shareholder and (ii) shall reimburse such share-holder out of the Trust property for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or series would be unable to meet its obligations.
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     PaineWebber Investment Trust
     October 25, 1996
     Page 2


              We hereby consent to this opinion accompanying the Rule 24f-2 Notice which you are about to file with the Securities and Exchange Commission.

                                                Very truly yours,

                                                KIRKPATRICK & LOCKHART LLP

                                                By:/s/ Elinor W. Gammon
                                                   -----------------------
                                                       Elinor W. Gammon
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